Exhibit 99.9
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2018
Comments of Melendy E. Lovett
Senior Vice President and Chief Administrative Officer
February 21, 2019
Thank you, James, and good morning everyone.
It is a great honor to transition into the role of CFO for Trinity Industries, and I admire and respect the leadership that James has shown during his time in the role. I’ve had the privilege to speak with many of you over the past couple of months, and I look forward to working with you all more closely in the days and weeks ahead.
As you have heard from Tim and our team, we are excited about the positive fundamentals we see in our end markets and the opportunities that come along with our renewed concentration of focus and resources on our rail businesses. Our financial guidance reflects the priorities that Trinity provided at our Investor Day in October. Investing in value-creating business opportunities that: grow the lease fleet, build out our fleet services businesses, and enhance our manufacturing and maintenance footprint, are important elements of our growth and capital allocation plans. Another important element of our capital allocation approach is to return capital to shareholders. We plan to accomplish these goals through opportunistically leveraging the balance sheet to finance investments, while at the same time optimizing the capital structure.
As we have mentioned, the Company’s wholly-owned lease fleet loan-to-value target for the intermediate term is 60% to 65%. As we work toward this objective, we expect Trinity’s overall cost of capital to decline. The timing of adding leverage to the balance sheet will depend on our investment opportunities, and we are seeing numerous opportunities given recent events in the railcar industry. As we increase leverage, we are mindful of the need to balance our leverage ratios and debt service which impact our credit ratings.
In yesterday’s press release, Trinity provided annual EPS from continuing operations guidance of $1.15 to $1.35 for 2019. This equates to a 64% to 93% percent growth year over year primarily attributed to a higher level of railcar deliveries and growth of the lease fleet. We expect quarterly earnings from continuing operations to increase throughout the year as we continue to add railcars to our lease fleet, ramp up railcar unit deliveries, and work through some of our rail manufacturing backlog that was priced in a more challenging market environment.
We expect revenues from operations in the Railcar Leasing and Management Services Group between $770 million and $785 million and operating profit between $310 million and $320 million in 2019. The improvement in revenue and profit is mainly attributable to growth in the lease fleet and modestly improving average lease rates. In addition, we expect proceeds from sales of leased railcars from the fleet to RIV partners and the secondary market of $350 million, some of which will be included in segment revenue once the determination of assets is finalized. Additionally, in our guidance, we now have sales-type leases that are required to be accounted for as sales per the lease accounting rules, and this adds an additional $160M in revenue. The gain on all of these sales transactions will be attributed to the total Leasing segment profit, and our EPS guidance range incorporates these assumptions. The timing of our leased railcar sales transactions to RIVs and the secondary market can be difficult to predict. For now, we anticipate these sales to primarily occur in the second and fourth quarters of the year. These transactions have become a regular part of our ongoing business activity and reflect normal course, similar to other equipment leasing companies. They provide for important diversification and portfolio management of our wholly-owned lease fleet and also provide the consistent opportunity to expand our commercial market presence through valued long-term partnerships with railcar investors.

Investing in our lease fleet for transformative growth continues to be a strategic priority for the Company. We expect capital expenditures for new lease fleet additions from Rail Products to be approximately $1 billion to $1.2 billion in 2019. We also plan to invest in the lease fleet through secondary market purchases, HM-251 modifications, and other capitalized betterments of the lease fleet. When combined with the proceeds from secondary market sales, including sales to RIV partners and other financial institutions, we expect total net lease fleet investment of $1.2 billion to $1.4 billion in 2019.
As a result, we forecast rail products and leasing revenue and profit eliminations of $1.4 billion and $160 million respectively, reflecting the market-based transfer pricing for products and leasing intercompany transactions. We understand that the accounting for this business activity is complex, and we are committed to helping investors and analysts understand the valuation and financial impact through our investor materials and conversations with the investment community.
As Brian mentioned, you will begin to see more detail than we have historically provided about the composition of our lease fleet beginning with the 10-K that we will file later today. We will continue to provide more information through our future filings and investor presentations, with a goal of assisting investors in better understanding and valuing our lease fleet.
Moving to the Rail Products Group, revenue and operating profit are expected to be $3.1 billion to $3.3 billion with a 9 to 9.5% operating margin. This includes railcar delivery units of 23,500 to 25,500 railcars. Our Rail Products Group margin reflects improving manufacturing efficiencies with higher unit deliveries and the broad demand for our products across end markets.
Our Corporate Expenses guidance ranges from $115 to $125 million, including elevated litigation-related expenses as we work to close out the follow-on lawsuits resulting from the federal qui-tam litigation. The guidance for Corporate Expenses also includes transition and stranded costs related to the spin-off and separation of Arcosa. We are working diligently to ensure that our corporate expenses are aligned with Trinity’s go-forward business model. And we are taking steps to further optimize our expenses and streamline operations and will update you on our cost optimization progress in future earnings calls.
You have heard us say that 2019 is planned as a growth year for Trinity. EPS is expected to grow between 64 and 93%. 2019 consolidated revenue growth is forecasted at roughly 30% at the midpoint of our guidance. In addition to our planned $1.2 billion to $1.4 billion net lease fleet investment, our manufacturing and corporate capital expenditure forecast is $90 million to $110 million, primarily made up of facility expansions and improvements to meet our product delivery commitments.
We ended the fourth quarter with $179 million of cash and cash equivalents. This is in alignment with our stated goal of operating with a cash balance of between $100 million and $200 million following the spin-off, which means we will more frequently using our corporate revolver and lease warehouse for short-term cash needs. New investment opportunities will be funded through the leverage available from our wholly-owned lease fleet as well as our normal cash flows.
Our capital structure and financial approach are aimed at moving Trinity in the direction to be seen by investors and the capital and debt markets as more of a leasing company.
While a number of transitions are occurring as we become a rail-focused company, Trinity maintains a rich history and strong corporate culture of integration and collaboration. This legacy, combined with our valuable integrated platform of railcar products and services, creates a firm foundation on which to continue to drive toward the Company’s vision of being a premier provider of rail transportation products and services. We are experiencing positive fundamentals in our markets, and we have a commitment to investing our available capital for transformative growth by utilizing our cash flows and leverage. We have a deeply experienced leadership team with a concentration of focus. We are excited about our growth potential, and look forward to sharing our progress with you along the way.

Before we begin the Q&A session, Tim would like to provide a brief comment.